UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report: May 7, 2004

BROADBAND WIRELESS INTERNATIONAL CORPORATION

(Exact name of registrant as specified in its charter)

Nevada

(State or other jurisdiction of incorporation)

0-08507	75-1441442

(Commission File Number)	(I.R.S. Employer Identification No.)

8290 W. Sahara, Suite 280 Las Vegas, Nevada	89117

(Address of principal executive offices)	(Zip Code)

702-869-6974

(Registrant’s telephone number, including area code)

ITEM 1. Change of Control.
SIGNATURES

ITEM 1. Change of Control.

On April 4, 2004, the board of directors of Broadband Wireless International Corporation (OTCBB-BBAN) (hereinafter the “company”) passed a resolution to cancel the agreement entered into on December 29, 2002, by and between Enhancement Holdings, LLC, Stanley Holdings Business Trust (referred to herein as EHLLC) and Entertainment Direct, TV, Inc./Broadband Wireless International Corporation. Such cancellation is based on the fact that pursuant to the terms of the agreement EHLLC was to place on the books of the company a 100 Million USD Insurance Guarantee Bond. The bond was to be used to facilitate a $57 million credit line for the company. Under the agreement, the company agreed to render three (3) seats on its board to EHLLC. The three members appointed to BBAN’s board pursuant to the agreement were Paul Harris, Benjamin Stanley and John Walsh. Harris and Stanley are directors of EHLLC and Harris is the CEO of EHLCC.

EHLLC failed to perform its obligations under the agreement. Furthermore, the company has been provided with evidence that the bond is underwritten by insolvent companies and has been assigned to other parties, one of whom recently received a multi-million dollar judgment against EHLLC and its officers/directors in an action alleging fraud and other improprieties. Additionally, the company has reason to believe that EHLLC and its officers/directors have committed other infractions which are under investigation by the company’s counsel and others. The company intends to pursue all appropriate legal remedies against EHLLC, Paul Harris, Benjamin Stanley and John Walsh on behalf of itself and its shareholders.

As a result of the cancellation of the agreement with EHLLC and the ongoing investigation of Paul Harris, Benjamin Stanley and John Walsh, their appointment to the company’s board of directors has been rescinded. The company filed its list of current officers with the Nevada Secretary of State on May 6, 2004. The current officers are: Dr. Ronald Tripp (President), Keith McAllister (Secretary) and Michael Williams (Treasurer). The company’s current board of directors is comprised of: Michael Williams (Chairman), Keith McAllister (Co-Chairman) and Dr. Ronald Tripp.

Michael Williams, Keith McAllister and Dr. Ronald Tripp were appointed to the Board of Directors pursuant to a federal court order entered by Judge Richard L. Bohanon on July 30, 2003 in the United States Bankruptcy Court for the Western District of Oklahoma, Case No. 01-23160 BH. The Order confirmed the First Amended Plan of Reorganization for Broadband Wireless International Corporation. As previously announced, the case was closed on May 4, 2004 when Judge Bohanon entered the Final Decree completing the merger between Entertainment Direct.TV, Inc. and Broadband Wireless International Corporation and confirming the completion of the plan of reorganization.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BROADBAND WIRELESS INTERNATIONAL CORPORATION (Registrant)
Date: May 7, 2004	By:	/s/ Ron Tripp
Ron Tripp
President